Exhibit 99.1

INVESTOR CONTACT:	Trina Schurman
Nordstrom, Inc.
206-303-6503

MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
206-303-3036

ADVANTAGE SALES & MARKETING LLC CEO TANYA DOMIER
JOINS NORDSTROM BOARD OF DIRECTORS
SEATTLE, Wash. (June 23, 2015) – Seattle-based Nordstrom, Inc. (NYSE: JWN) announced the appointment of Tanya Domier, chief executive officer of Advantage Sales & Marketing LLC (ASM) to the company’s Board of Directors. Her addition brings the total number of directors to 14 and the number of independent directors to 11. Nordstrom directors serve one-year terms and the company requires annual elections of all Board members.
Ms. Domier was named CEO of ASM in January 2013 after serving as their president and chief operating officer from 2010 to 2013. Ms. Domier joined ASM in 1990 from J.M. Smucker Company and has held a number of executive level roles in sales, marketing and promotions. Ms Domier has also served on the Advantage Sales & Marketing LLC Board of Directors since 2006.
“Tanya brings a successful track record leading a customer-driven business and we are delighted to add her experience to our talented and diverse Board of Directors,” said Enrique Hernandez, Jr., Chairman of the Board of Directors for Nordstrom. “We are confident Tanya’s focus on the customer makes her a terrific addition to our team and her contributions will help us achieve our long-term goals and optimize shareholder returns.”
Under Ms. Domier’s leadership, ASM launched IN Marketing Services, a customer-centric experiential and shopper marketing agency and rose to the top of Promo 100, an annual list of the top 100 U.S. promotion agencies.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 304 stores in 38 states and Canada. Customers are served at 118 Nordstrom stores in the U.S. and Canada; 178 Nordstrom Rack stores; two Jeffrey boutiques; and one clearance store. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its five clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.

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